Exhibit 2.1

SECOND AMENDMENT TO CONTRIBUTION AGREEMENT

         This SECOND AMENDMENT TO CONTRIBUTION AGREEMENT (this "Amendment") is entered into this 28th day of February, 2007, among (i) Platinum Research Organization, Inc., (f/k/a NorthTech Corporation), a company organized and existing under the laws of Nevada ("NorthTech"), (ii) each of Platinum Research Organization L.P., a limited partnership organized and existing under the laws of Texas ("Platinum"), Lubrication Partners, a joint venture ("GP Transferor") and sole shareholder of Platinum IP Management, Inc., a company organized and existing under the laws of Texas and the general partner of Platinum ("PRO GP"), each person holding a limited partnership interest in Platinum (each, a "Limited Partner") (each Limited Partner and GP Transferor, a "PRO Transferor" and collectively, the "PRO Transferors"), by and through John T. (Cork) Jaeger as the representative of all PRO Transferors (the "PRO Transferor Representative"), and (iii) Steve Drayton as the representative (the "Investor Representative") of all individuals who invest in NorthTech (other than the PRO Transferors) (the "Investors") and who have agreed to be bound by the terms of the Contribution Agreement (as defined below) and have appointed Steve Drayton as their representative for purposes of the Contribution Agreement, in each case pursuant to a subscription agreement.

R E C I T A L S:

          A. NorthTech, Platinum, the PRO Transferors, the PRO Transferor Representative, the Investors and the Investor Representative are all party to that certain Contribution Agreement dated October 26, 2006 (together with the First Amendment (as defined below), the "Contribution Agreement"), whereby, among other things, (i) GP Transferor has agreed to contribute all of the capital stock of PRO GP (the "PRO GP Capital Stock") to NorthTech, (ii) the Limited Partners agreed to contribute all of the outstanding limited partner partnership interests of Platinum (collectively, the "Partnership Interests" and together with the PRO GP Capital Stock, the "Interests"), (iii) the Investors agreed to contribute cash to NorthTech, and (iv) certain warrant holders agreed to exercise warrants, and in each case NorthTech agreed to issue shares of capital stock in NorthTech to the PRO Transferors, the Investors and the warrant holders in exchange for their respective contributions, all in a transaction intended to qualify under Section 351 of the Code, all on the terms and conditions set forth therein.

         B. The parties amended the Contribution Agreement on December 31, 2006 pursuant to that certain Amendment to Contribution Agreement (the "First Amendment"), in order to (i) add a new Section 6.24 to provide for the substitution of options issued to certain employees and consultants of Platinum, (ii) extend the Outside Date to February 28, 2007, (iii) amend Exhibit F to provide that the voting rights of the Preferred Stock are on an "as-converted" basis assuming the conversion of the Preferred Stock into Common Stock, and (iv) supplement Sections 3.3, 3.6, 3.9(a) and 3.10(a) of the Disclosure Letter to include certain options issued to certain employees and consultants of Platinum.

          C. By this Amendment, the parties desire to further amend the Contribution Agreement in order to (i) extend the Outside Date to April 15, 2007, and (ii) enter into certain other agreements between the parties, as set forth in this Amendment.

A G R E E M E N T:

           Now, therefore, in consideration of the premises and the mutual covenants and agreements contained in this Amendment and the Contribution Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment agree as follows:

1. Definitions. Capitalized terms not defined in this Amendment shall have the meanings given to such terms in the Contribution Agreement.

2. Amendment to Definition of "Outside Date". The Definition of "Outside Date" as set forth in Exhibit A to the Contribution Agreement shall be amended and restated to read in full as follows:

"Outside Date" shall mean April 15, 2007."

3. Ratification. Except as expressly amended as set forth in this Amendment, the Contribution Agreement remains unchanged and is hereby ratified and confirmed in all respects. The Contribution Agreement, as amended hereby, is to be construed in a manner that is consistent with the amendments contained in this Amendment.

4. Choice of Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its principles of conflicts of laws.

5. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

6. Conflicts. If there is a conflict between the terms of this Amendment and the terms of the Contribution Agreement, the terms of this Amendment shall control.

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IN WITNESS WHEREOF, this Amendment has been executed and delivered as of the date first above written.

PLATINUM RESEARCH ORGANIZATION, L.P.

By: Platinum IP Management, Inc.
Its: General Partner

            /s/ John T. (Cork) Jaeger, Jr.

By: __________________________________
          Name: John T. (Cork) Jaeger, Jr.
          Title: Chief Executive Officer

PLATINUM IP MANAGEMENT, INC.

                                      /s/ John T. (Cork) Jaeger, Jr.

  By:____________________________________
                  Name: John T. (Cork) Jaeger, Jr.
                  Title: Chief Executive Officer

 /s/ John T. (Cork) Jaeger, Jr.
_____________________________________________
John T. (Cork) Jaeger, in his capacity as PRO Transferor
Representative

NORTHTECH CORPORATION

                                                                                                                                       /s/ Cecelia Pineda

                                                                                                                           By: ____________________________________
                                                                                                                                      Name: Cecelia Pineda
                                                                                                                                      Title: President and CEO

                                                                                                    /s/ Steve Drayton

                                                                                                    Steve Drayton, in his capacity as Investor Representative

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